UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

BIOENVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31787	13-4025857
(Commission File No.)	(IRS Employer Identification No.)

345 Park Avenue, 41st Floor

New York, New York 10154

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 750-6700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 30, 2007, an affiliate of SCO Capital Partners LLC, exercised warrants to purchase an aggregate of 250,000 shares of Bioenvision Inc.’s (the “Company”) common stock at a purchase price of $1.50 per share. On May 2, 2007, SCO Capital Partners, exercised warrants to purchase an aggregate of 688,333 shares of the Company’s common stock at a purchase price of $1.50 per share. Also on May 2, 2007, Perseus-Soros Biopharmaceutical Fund, LP exercised warrants to purchase an aggregate of 3,000,000 shares of the Company’s common stock at a purchase price of $2.00 per share. All of these warrants were issued in connection with a private placement of preferred stock and warrants in May 2002 and would have expired if not exercised by May 7, 2007. As a result of the exercise of the warrants, the Company received aggregate net cash proceeds of approximately $7.4 million.

The Company claims an exemption from the registration requirements of the Act for the issuance of common stock underlying the warrants pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about the Company and their investment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOENVISION, INC.

Dated: May 4, 2007	By:	/s/ Christopher B. Wood
Christopher B. Wood
Chairman and Chief Executive Officer